Exhibit 10.1
ALPHA AND OMEGA SEMICONDUCTOR INCOPORATED
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is entered into on February 3, 2014 by and between Alpha and Omega Semiconductor Limited, a Bermuda exempted company, and its affiliates (together, the “Company”), and Mary Dotz (“Consultant”).
1.SERVICES.
1.1    The Company hereby retains Consultant and Consultant agrees to perform for the Company the services described in Exhibit A (the “Services”) for a period of six months after January 13, 2014. The Company may amend Exhibit A at any time to reflect the business, development and/or production needs of the Company. Consultant will keep the Company advised as to Consultant’s progress in performing the Services and will, as requested by the Company from time to time, promptly prepare written notes and/or reports regarding such progress.
1.2    The Company and Consultant agree that the sole and exclusive compensation for the Services shall be set forth in Exhibit B.
2.CONFIDENTIALITY.
2.1    “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including research, product ideas, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, hardware configuration information, marketing, finances or other business information disclosed by the Company, either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment, provided that such information is designated as confidential at the time of disclosure. Confidential Information does not include information which (i) has become publicly known and made generally available through no wrongful act or non-act of Consultant, (ii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure, or (iii) is known by Consultant at the time of disclosure without any obligation of confidentiality to Company .
2.2    Consultant recognizes and acknowledges that in the course of performing the Services, Consultant will have access to Confidential Information. Consultant will not use Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose any Confidential Information to any third party, including but not limited to insider trading. Confidential

Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company. The obligations of this Section 2.2 will terminate one year after the term of this Agreement.
2.3    Consultant will not, during the term of this Agreement, (i) improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity which Consultant is obligated to keep confidential; or (ii) improperly use work time or facilities of the current employer to do any work related to the performance of the Services.
2.4    Consultant recognizes that the Company may from time to time receive confidential or proprietary information from third parties. Consultant is obligated to the Company and such third parties, to hold all such confidential or proprietary information in the strictest confidence, and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party. Company will not, however, disclose such third party information to Consultant without Consultant’s prior approval.
2.5    Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will promptly deliver to the Company all of the Company’s property and Confidential Information in tangible form in Consultant’s possession or control.
3.INVENTION ASSIGNMENT AND OWNERSHIP.
3.1    Consultant agrees that all copyrightable works, notes, records, drawings, designs, compositions, inventions (whether patentable or not), improvements, developments, discoveries and trade secrets (collectively, the “Works”) conceived, made or discovered by Consultant, either solely or in collaboration with others and either on or off the Company’s premises, in the course of performing the Services which relate in any manner to the business of the Company that Consultant may become associated with in performing the Services hereunder, are the sole property of the Company. Any of the Works that constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act. Consultant further hereby assigns fully to the Company all right, title and interest in the Works and any copyrights, patents, mask work rights or other intellectual property rights relating to the Works.
3.2    Consultant agrees to assist Company or its designee, at the Company’s expense, to secure the Company’s rights in the Works and any copyrights, patents, mask work rights or other intellectual property rights relating to the Works, in any and all countries as elected by the Company or its designee. Consultant’s obligations under this Section may include disclosing to the Company all pertinent information and data with respect to the Works, executing all applications, specifications, oaths, assignments and all other instruments that the Company deems necessary in order to obtain such rights and to assign to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to the Works, and any copyrights, patents, mask work rights or other intellectual property rights relating to the Works. In the event that Consultant fails to execute any such instruments within a reasonable time, Consultant hereby irrevocably appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact to execute any such instruments and take all other action necessary to effectuate the intent of this Section.
3.3    Consultant hereby attaches, as Exhibit C hereto, a list describing all inventions, original works of authorship, developments, improvements, trademarks, discoveries, formulae, trade secret and proprietary information that were made by Consultant prior to his or her retention by the Company. Except as set forth on Exhibit C, if in the course of performing the Services, Consultant incorporates into any of the Works developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, the Company is hereby granted a nonexclusive, royalty-free, fully paid-up, irrevocable, worldwide, perpetual license to make, have made, modify, use and sell such items as part of or in connection with the Works.
3.4    Even though Consultant is not an employee, Consultant understands that the provisions hereof requiring invention assignment to the Company may not apply to an invention which qualifies fully under the provisions of California Labor Code Section 2870, attached hereto as Exhibit D. However, Consultant shall promptly advise the Company in writing of any inventions that Consultant reasonably believes meet the criteria in the aforementioned Labor Code Section.
4.CONFLICTING OBLIGATIONS.
Consultant represents and certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement and Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant agrees to diligently adhere to the Conflict of Interest Guidelines, attached hereto as Exhibit E. Consultant further agrees not to engage in any other consulting or business activity directly related to the business in which the Company is now involved or becomes involved during the term of this Agreement, if such engagement would negatively impact the Company in any manner.
5.TERM AND TERMINATION.

5.1    The term of this Agreement will commence on the date of this agreement, and will continue until July 13, 2014 unless extended by mutual written agreement, and unless this Agreement is terminated earlier pursuant to Sec. 5.2.
5.2    The Company may terminate this Agreement at any time during the term of this Agreement by giving written notice to Consultant. Consultant may terminate this Agreement by written notice in the event of a material breach by Company that remains uncured for thirty (30) days after a written notice to cure.
5.3    At the end of the term or upon termination of this Agreement, all rights and duties of the parties toward each other shall cease to exist, provided that:
(a)    The Company shall be obligated to pay, within ten (10) days after the term or termination, all amounts owing to Consultant for Services performed and related expenses, if any, up to the end of the term or the date of termination; and
(b)    Sections 2 (Confidentiality), 3 (Ownership), 5.3 (Survival), and 6-12 (General Provisions) shall survive the term or termination of this Agreement.
6.NOTICES.
Any notices given under this Agreement shall be in writing, addressed as shown below or at such other address specified by written notice. Notices shall be deemed given upon delivery if personally delivered, three days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or within forty-eight (48) hours after delivery to an overnight courier service.
7.ASSIGNMENT; SUCCESSORS AND ASSIGNS.
Neither this Agreement nor any rights or obligations under this Agreement may be assigned or transferred by Consultant without the express written consent of the Company. This Agreement shall inure to the benefit of successors and assigns of the Company, and shall be binding upon the heirs, legal representatives, successors and assigns of Consultant.
8.INDEPENDENT CONTRACTOR.
Consultant is an independent contractor. Nothing in this Agreement shall be construed to constitute Consultant as an agent, employee or representative of the Company. Consultant shall not be entitled to any Company employment rights or benefits. Consultant shall bear all expenses associated with performing the Services except as expressly provided on Exhibit B of this Agreement. Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and to pay all self-employment and other taxes.
9.ARBITRATION; EQUITABLE RELIEF.

9.1    Except as provided in Section 9.2 below, the Company and Consultant agree that any dispute or controversy arising out of or relating to this Agreement shall be settled by binding arbitration to be held in the Santa Clara County, California, in accordance with the procedural rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The Company and Consultant shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its respective counsel fees and expenses.
9.2    Consultant acknowledges that any breach of Sections 2, 3 and 4 will give rise to irreparable harm to the Company, and that it would be impossible or inadequate to measure the Company’s damages from any such breach. Accordingly, Consultant agrees that, if Consultant breaches Section 2, 3 or 4, the Company will have the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and that Consultant shall submit to the jurisdiction of such court.
10.GOVERNING LAW.
This Agreement shall be governed by the laws of the State of California without reference to its conflict of laws provisions.
11.SEVERABILITY.
If any Section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such Section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.
12.ENTIRE AGREEMENT.
Except for Exhibit A, which may be amended by the Company in accordance with Section 1, this Agreement together with its exhibits is the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter of this Agreement.
13. LIMITATION OF LIABILITY
Neither party shall be liable to the other party for any indirect, special or consequential damages, or for liability of any kind in excess of the amounts that become due and owing to Consultant under this Agreement, which damages arise out of or relate to this Agreement.

IN WITNESS WHEREOF, the Company and Consultant have caused this Agreement to be signed and delivered, all as of the date first above written.
CONSULTANT        ALPHA AND OMEGA                 SEMICONDUCTOR                 LIMITED

By:         By:
Name:        Name:
Title:
Address:

EXHIBIT A
SERVICES

Consultant will perform such financial consulting services as are agreed to from time to time by Consultant and the Company’s representative, Yifan Liang.

EXHIBIT B
COMPENSATION
1.    Services. Consultant shall perform the Services described in Exhibit A and as shall further be described to Consultant by the contact person named on Exhibit A, and such contact person shall serve as Consultant’s supervisor with regard to the Services and the Works.
2.    Compensation. As sole and exclusive consideration for all services to be rendered and performed under the Agreement and for assigning the rights to the Company set forth in Section 3 of the Agreement, Company shall pay Consultant at the rate of $375 per hour.
3.    Expenses. The Company shall reimburse Consultant for all reasonable travel and living expenses incurred by Consultant in performing the Services pursuant to this Agreement, provided Consultant receives prior written consent from Company Contact prior to incurring such expenses.

Consultant shall submit invoices for expenses in a form prescribed by the Company. Such invoices shall be approved by the contact person named on Exhibit A. An invoice shall be rendered monthly promptly after the end of each calendar month in which Consultant has rendered services, and shall be payable in full within 10 days after receipt by Company of such an invoice from Consultant.

EXHIBIT C
LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

_____    No inventions or improvements
_____ Additional sheets attached
Signature of Consultant:
Printed Name of Consultant:
Date:

EXHIBIT D
CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS
“(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
(2)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT E
CONFLICT OF INTEREST GUIDELINES
It is the policy of Alpha and Omega Semiconductor to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided. Any exceptions must be reported to the CEO of the Company and written approval for continuation must be obtained from the CEO.
1.    Revealing Confidential Information to outsiders or misusing Confidential Information. Unauthorized divulging of Confidential Information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended.
2.    Accepting or offering substantial gifts, excessive entertainment, favors or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.
3.    Participating in civic or professional organizations that might involve divulging Confidential Information.
4.    Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.
5.    Initiating, participating or approving any form of personal, social or sexual harassment of employees or other consultants of the Company.
6.    Investing or holding outside directorships in suppliers, customers or competing companies, including financial speculation, where such investment or directorship might influence in any manner a decision or course of action of the Company.
7.    Borrowing from or lending to employees, customers or suppliers of the Company.
8.    Acquiring real estate of interest to the Company.
9.    Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.    Discussing unlawfully or without proper authorization prices, costs, customers, suppliers, sales or markets of the Company with competing companies or their employees.
11.    Making any unlawful agreements with distributors with respect to prices.
12.    Improperly using or authorizing the use of any invention that is the subject of a patent claim of any other person or entity.
13.    Engaging in any conduct that is not in the best interest of the Company.
Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of the higher management of the Company for review. Violations of this conflict of interest policy may result in immediate discharge and/or termination of the business relationship.

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